UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Delta Apparel, Inc.
______________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
_____________________________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
_____________________________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_____________________________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
_____________________________________________________________________________________________________________________

(5)	Total fee paid:
_____________________________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
_____________________________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
_____________________________________________________________________________________________________________________

(3)	Filing Party:
_____________________________________________________________________________________________________________________

(4)	Date Filed:
_____________________________________________________________________________________________________________________

DELTA APPAREL, INC.
322 S. Main Street
Greenville, South Carolina 29601
Telephone (864) 232-5200
September 28, 2012

To Our Shareholders:
On behalf of the Board of Directors, Delta Apparel, Inc. invites you to attend the 2012 Annual Meeting of the shareholders of Delta Apparel, Inc. on Thursday, November 8, 2012. The Annual Meeting will be held at the 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia 30097. The Annual Meeting will begin at 10:00 a.m. local time.
The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. If you were a shareholder of record as of the close of business on September 14, 2012, you are entitled to vote on these matters. Your vote is very important. If you are unable to attend the meeting, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.
We appreciate your continued support of Delta Apparel, Inc.
Sincerely,
Robert W. Humphreys
Chairman and Chief Executive Officer

DELTA APPAREL, INC.
322 S. Main Street
Greenville, South Carolina 29601
Telephone (864) 232-5200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 8, 2012

It is my pleasure to invite you to attend the 2012 Annual Meeting of the shareholders (the "Annual Meeting") of Delta Apparel, Inc. ("Delta Apparel" or the "Company"), a Georgia corporation, on Thursday, November 8, 2012, at 10:00 a.m. local time. The meeting will be held at the 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia 30097. At the Annual Meeting, shareholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the eight nominees named in the Proxy Statement to the Board of Directors to serve until the 2013 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Advisory vote on the compensation of the Company's named executive officers; and

3.	Action upon such other matters, if any, as may properly come before the meeting.
All shareholders are cordially invited to attend the Annual Meeting. Shareholders of record at the close of business on September 14, 2012, are entitled to vote at the meeting.
By Order of the Board of Directors,

Martha M. Watson
Secretary

September 28, 2012
Greenville, South Carolina

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE EITHER VOTE VIA THE INTERNET, BY TELEPHONE, OR SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

[This page intentionally left blank]

PROXY STATEMENT
Annual Meeting of Shareholders
November 8, 2012
ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 8, 2012:
This Proxy Statement and the 2012 Annual Report are available on our internet website at www.deltaapparelinc.com.
What is the purpose of the Annual Meeting?
At the Annual Meeting, the shareholders will act upon the matters outlined in the Notice of Meeting on the second page of this Proxy Statement, including the election of the eight nominees as director and an advisory vote on the compensation of the named executive officers. Such proxy may also be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to shareholders on or about September 28, 2012.
Where will the Annual Meeting be held?
The 2012 Annual Meeting will be held on Thursday, November 8, 2012 at 10:00 a.m. local time at the 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia 30097.
Who can attend the Annual Meeting?
Only Delta Apparel shareholders as of the close of business on Friday, September 14, 2012 (the "Record Date") may attend the Annual Meeting.
Who is soliciting my vote?
The Company's Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting.
What am I voting on?
You are voting on two proposals:

1.	The election of the following eight nominees to the Board of Directors to serve until the 2013 annual meeting of shareholders or until their successors are duly elected and qualified; and

James A. Cochran	Robert W. Humphreys
Sam P. Cortez	David T. Peterson
Dr. Elizabeth J. Gatewood	Suzanne B. Rudy
Dr. G. Jay Gogue	Robert E. Staton, Sr.

2.	Advisory vote on the compensation of the Company's named executive officers.
What are the voting recommendations of the Board?
The Board recommends the following votes:

1.	FOR each of the eight director nominees to the Board ("Proposal No. 1"); and

2.	FOR the approval of the compensation of the company's named executive officers ("Proposal No. 2").
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting and we do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to the persons named in the proxy to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

How many votes do I have?
You will have one vote for every share of Delta Apparel, Inc. common stock that you owned at the close of business on the Record Date. You do not have the right to cumulate your votes with respect to the election of any director.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote, and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker should enclose a voting card for you to use for providing directions for how to vote your shares.
How do I vote?
If you are a shareholder of record, there are four ways to vote:

1.	By internet at www.proxyvote.com;

2.	By toll-free telephone at 1-800-690-6903;

3.	By completing and mailing your proxy card; or

4.	By written ballot at the Annual Meeting.
If you vote by internet or telephone, your vote must be received by 11:59 p.m. local time on November 7, 2012, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal Nos. 1 and 2.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE MKT EXCHANGE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1 OR 2 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
We will distribute written ballots at the Annual Meeting to any shareholder of record who wants to vote. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

1.	Entering a new vote by internet or telephone;

2.	Returning a later-dated proxy card;

3.	Sending written notice of revocation to Martha M. Watson, Secretary, at the Company's address of record, which is 322 S. Main Street, Greenville, South Carolina 29601; or

4.	Completing a written ballot at the Annual Meeting.
Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

How are votes counted?
Votes are counted by inspectors of election designated by the Corporate Secretary.
Who pays for soliciting proxies?
We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. In addition, we will reimburse banks and brokers for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the shares held in street name. Delta Apparel's officers, directors and employees may, without additional compensation, supplement these solicitations of proxies by telephone, facsimile, email and personal solicitation.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of Delta Apparel common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the presence or absence of a quorum. On the Record Date, there were 8,383,339 shares outstanding and 986 shareholders of record. A majority of Delta Apparel common stock, or 4,191,670 shares, will constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE MKT exchange. The NYSE MKT exchange prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1 and 2 unless they receive voting instructions from the beneficial owners. Broker non-votes will not affect the outcome of Proposal Nos. 1 and 2 being voted on at the Annual Meeting, assuming that a quorum is obtained.
What vote is required to approve each proposal?
Proposal No. 1: For the election of directors, the eight nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "FOR" a director's election exceeds the number of votes withheld from a director's election. Votes cast exclude broker non-votes and abstentions, and therefore broker non-votes and abstentions will have no effect on the election of directors.
Proposal No. 2: For the advisory vote on the compensation of the Company's named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal. However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation.
Where can I find the voting results of the Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K filed with the SEC on or before November 12, 2012. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601 or via the internet at www.deltaapparelinc.com.
What is the deadline for consideration of shareholder proposals or director nominations for the 2013 annual meeting of shareholders?
If you are a shareholder and you want to present a proposal at the 2013 annual meeting and have it included in the Company's proxy statement for that meeting, you must submit the proposal in writing at the Company's offices at 322 S. Main Street, Greenville, South Carolina 29601, Attention: Corporate Secretary, on or before May 31, 2012. Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of shareholder proposals and the Company's consideration of them for inclusion in next year's proxy statement. If you want to present a proposal at the 2013 annual meeting (but not have the proposal included in the Company's proxy statement) or to nominate a person for election as a director, you must comply with the advance written notice and other requirements set forth in Delta Apparel's by-laws.

[This page intentionally left blank]

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Each of the Company’s directors brings extensive management and leadership experience gained through his or her service to diverse businesses and institutions. The Board members are committed to effectively oversee management’s performance, to act in the long-term best interests of shareholders and to maintain the highest standards of corporate governance.
Delta Apparel's bylaws provide that the number of directors to be elected at any meeting of shareholders will be between two and fifteen, and will otherwise be determined by the Board of Directors. The Board of Directors has determined that eight directors shall be nominated for election at the Annual Meeting.
The eight persons listed below are nominees for election as directors at the Annual Meeting to serve until our next Annual Meeting of Shareholders or until their successors are duly elected and qualified:

James A. Cochran
Sam P. Cortez
Dr. Elizabeth J. Gatewood
Dr. G. Jay Gogue
Robert W. Humphreys
David T. Peterson
Suzanne B. Rudy
Robert E. Staton, Sr.
Background information on the nominees, including some of the attributes that led to their selection, is set forth in "Corporate Governance - Board of Directors". The Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations”. We believe that all of the nominees will be available and able to serve as directors.
Unless you vote “Withhold” with respect to a particular nominee or all nominees, the proxy holders will vote your shares “FOR” each of the nominees listed above. In the event that any nominee is not available or able to serve, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES.

[This page intentionally left blank]

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires all publicly-traded companies to hold a shareholder advisory vote on the executive compensation of our named executive officers (as listed herein under "Executive Officers"), otherwise known as a "Say-on-Pay" vote. We ask that you approve the compensation of our named executive officers as described in the Compensation Disclosure and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation arrangements.
Our Compensation Committee is committed to creating an executive compensation program that enables us to attract, retain, and motivate outstanding and diverse executives. Each year, the Compensation Committee reviews all of our executive compensation programs to ensure that they continue to reflect Delta Apparel's commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value. At the same time, we believe our compensation programs do not encourage excessive risk-taking by our executive team. The Board believes that our philosophy and compensation practices strike the appropriate balance between utilizing responsible, measured pay practices and effectively motivating our executives to dedicate themselves to value creation for our shareholders.
For these reasons, the Board requests that you approve the Company's executive compensation policies and practices for our named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and narrative discussions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S POLICIES AND PRACTICES ON EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE
Overview
Our Company believes that good corporate governance practices reflect our values and support strong strategic and financial performance. Each committee of the Board has a charter, which can be found at www.deltaapparelinc.com that spells out the committee's roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer and key management succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. The following pages provide insight into how the Board has implemented these policies and procedures to benefit our Company and our shareholders.
Director Independence
Our Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the NYSE MKT Stock Exchange. Generally, an “independent director” is a director who is not also an officer or employee of the Company or any parent or subsidiary of the Company. In addition, no director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. Our Board has reviewed the relationships between each member of the Board and the Company and determined that with the exception of Robert W. Humphreys, Chairman and Chief Executive Officer, each of our current directors and each individual standing for election is “independent” as required by applicable laws and meets the applicable independence requirements of the NYSE MKT Company Guide. Each director is required to keep the Board fully and promptly informed as to any developments that might affect his or her independence.
Board Leadership Structure
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. The Board of Directors does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that it should be free to determine the leadership structure that is in the best interests of the Company and our shareholders based on the particular circumstances in effect from time to time. During fiscal year 2012, Robert W. Humphreys served as the Chairman of the Board and as Chief Executive Officer. Mr. Humphreys is the director most familiar with our business and industry, and possesses detailed knowledge of the issues, opportunities and challenges facing us and our business. The Board of Directors believes the combined position makes the best use of Mr. Humphreys’ skills and experience with the Company, helps provide strong, unified leadership and direction on important strategic initiatives to both management and the Board, and ensures that they act with a common purpose. The Company believes that its overall corporate governance policies and practices, combined with the presence of a Lead Independent Director, adequately addresses any governance concerns raised by the dual Chairman and Chief Executive Officer role. During fiscal year 2012, Mr. Staton served as the Lead Independent Director. The Lead Independent Director has a number of responsibilities, including presiding at executive sessions of the Board and at meetings at which the Chairman is not present, acting as liaison between the Chairman and the other directors, and advising with respect to the schedule, agenda and information provided for Board meetings and meetings of independent directors. The Lead Independent Director, along with the other non-employee directors, also provides independent oversight of management and the Company’s strategy.
Board of Directors
Until the January 9, 2012, election of Suzanne B. Rudy to the Board, the Board was composed of seven independent directors and Robert W. Humphreys, Chairman of the Board and Chief Executive Officer. Throughout the remainder of fiscal year 2012 the Board was composed of eight independent directors and Mr. Humphreys. One of our directors, Mr. E. Erwin Maddrey, II, is retiring from the Board and will not be standing for re-election. The following table, listed in alphabetical order, sets forth the names of the nominees for director and their respective ages, years as director and positions with the Company.

Directors' Name	Age	Director Since	Position
James A. Cochran	65	2008	Director
Sam P. Cortez	49	2010	Director
Dr. Elizabeth J. Gatewood	67	2007	Director
Dr. G. Jay Gogue	64	2010	Director
Robert W. Humphreys	55	1999	Chairman and CEO
David T. Peterson	61	2003	Director
Suzanne B. Rudy	57	2012	Director
Robert E. Staton, Sr.	66	2009	Director
Each of the Company's directors brings extensive management and leadership experience gained through his or her service to diverse businesses and organizations. Below is a description of the backgrounds of our directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she is well qualified to serve as a member of the Board for the fiscal year ending June 29, 2013.
James A. Cochran - Age 65
Mr. Cochran has served as a member of our Board of Directors since 2008. Mr. Cochran has served as Chief Financial Officer of Greenway Medical Technologies, Inc., a provider of software solutions for healthcare providers, since 2009. Previously, he was Senior Vice President responsible for Investor Relations and Corporate Strategies of TurboChef Technologies, Inc., a provider of equipment, technology and services for high-speed food preparation, and served in that capacity from 2007 until 2009. From 2003 until 2007, Mr. Cochran also served as Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. He is a Certified Public Accountant. Mr. Cochran's broad and diverse professional knowledge base including public accounting, mergers and acquisitions, investor relations, corporate strategy and financial management in public and private enterprises provides the Board with valuable insight into these disciplines.
Sam P. Cortez - Age 49
Mr. Cortez has served as a member of our Board of Directors since 2010. Mr. Cortez has been the principal of KCL Development LLC, a provider of corporate finance and advisory services, since 2003. Prior to 2003, he was employed in the investment banking industry, including Lehman Brothers, Donaldson Lufkin & Jenrette, Alex Brown & Sons, and Morgan Stanley International. Mr. Cortez serves as a director of Hancock Fabrics, Inc. and as chairman of its Management Review and Compensation Committee and is a member of its Audit and Governance Committees. He was formerly a director of World Waste Technologies, Inc., a development stage technology company, from 2005 to 2009, and served as chairman of its Audit Committee and as a member of its Compensation and Finance Committees. Mr. Cortez's experience includes mergers and acquisitions, strategy development, financing transactions and spin-offs. In addition to investment banking activities, he has served on boards and committees of private, public and not-for-profit organizations. His intimate knowledge of financial markets and strategic transactions brings a depth of knowledge in these areas to our Board.
Dr. Elizabeth J. Gatewood - Age 67
Dr. Gatewood has served as a member of our Board of Directors since 2007. Dr. Elizabeth J. Gatewood is the Associate Director of the Wake Forest University Center for Enterprise Research and Education, a position to which she was appointed in July 2010. From July 2008 to July 2012, she served as Director of the Wake Forest University NSF Partners for Innovation Program. From 2004 until July 2010, she served as Director of the Office of Entrepreneurship & Liberal Arts at Wake Forest University. Previously, she served as the Jack M. Gill Chair of Entrepreneurship and Director of The Johnson Center for Entrepreneurship & Innovation at Indiana University from 1998 to 2004. Prior to her appointment at Indiana University, Dr. Gatewood was the Executive Director of the Gulf Coast Small Business Development Center Network at the University of Houston. Dr. Gatewood's academic background includes advanced business degrees in finance and business strategy. Her career has focused on entrepreneurship, growth strategies and small business education and development. She has extensive exposure to business development and models in international developing economies. Her perspectives on strategy, development and entrepreneurship bring unique insight to Board discussions. Dr. Gatewood has been a Director at Delta Apparel since 2007 and is also a member of the Audit Committee and the Corporate Governance Committee.
George Jay Gogue - Age 64
Dr. Gogue has served as a member of our Board of Directors since 2010. Dr. Gogue is President of Auburn University, a position he has held since 2007. He served as President of the University of Houston and Chancellor of the University of Houston System from 2003 to 2007. Prior to serving at the University of Houston, he was President of New Mexico State University from 2000 to 2003 and Provost of Utah State University from 1995 to 2000. Dr. Gogue began his career in higher education administration in 1986 as Associate Director of the Office of University Research at Clemson University, where he also served as Vice President for research and Vice

President and Vice Provost for agriculture and natural resources. Dr. Gogue has served as an accreditation reviewer for the Pacific Northwest Association of Schools and Colleges, Commission on Colleges. His leadership of large educational institutions has involved development of strategic plans, operating under difficult budgetary constraints and balancing the needs of diverse stakeholders including students, faculty, alumni and state government.
Robert W. Humphreys - Age 55
Mr. Humphreys has served as a director since our formation in 1999. He was named Chairman of our Board in June 2009. Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. From April 1999 until December 1999 Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In May 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From January 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 25 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance, as well as serving as the Company's President and Chief Executive Officer for more than 10 years. Under his direction Delta Apparel has grown from a commodity tee shirt manufacturer to a diverse, branded apparel company. Mr. Humphreys' long history with the Company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.
David T. Peterson - Age 61
Mr. Peterson has served as a member or our Board of Directors since 2003. Mr. Peterson is the Chairman of The North Highland Company, a management and technology consulting services firm based in Atlanta, Georgia. He founded The North Highland Company in 1992 and served as the Chairman and Chief Executive Officer until 2005. Mr. Peterson has more than 30 years of business experience, which includes assisting large multinational enterprises, entrepreneurial businesses, medium-sized organizations, and non-profits improve their businesses. He has consulted for a wide variety of industries ranging from aerospace and defense to medical equipment to telecommunications. Previously, he held management positions with Georgia-Pacific Corporation, a manufacturing company, and both Ernst & Young and Arthur Andersen & Co., which are accounting and consulting firms. He serves on a number of non-profit and for-profit boards and currently serves on the board of the Georgia Center for Non-Profits, and the Rotary Club of Buckhead. Mr. Peterson brings to our Board expertise in business development and improvement strategies.
Suzanne B. Rudy - Age 57
Ms. Rudy has served as a member of our Board of Directors since 2012. Ms. Rudy is Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary of RF Micro Devices, Inc. (NASDAQ:RFMD), a publicly traded company and leading supplier of semiconductor solutions for the wireless communications market. In addition to her treasury and compliance duties, Ms. Rudy is a director for all twelve subsidiaries of RFMD and is a member of the Investor Relations Team presenting to analysts worldwide. Prior to joining RF Micro Devices, Inc. in 1999, Ms. Rudy was the Controller for Precision Fabrics Group, Inc., a textile spin-off of the Fortune 500 Company, Burlington Industries. In addition, she spent six years as a CPA and Manager for BDO Seidman, LLP, an international CPA firm. From 2007 through 2010, she served as a director and chaired the Audit, Assets and Liability Committee of First National Bank United Corporation and currently serves on the Board of Visitors for Guilford College. Ms. Rudy brings to our Board extensive expertise in public company financial, compliance and related strategic matters.
Robert E. Staton, Sr. - Age 66
Mr. Staton has served as a member of our Board of Directors since 2009. Until recently, Mr. Staton served as the Chief of Staff at Presbyterian College, a position he had held since July 2011. He served as Executive Vice President of External Relations at Presbyterian College from 2006 until July 2011. In 2002, Mr. Staton was named Chairman of the Board of Carolina National Bank until its acquisition by First National Bank of the South in 2008. From 1986 until 2002, Mr. Staton served as Chairman and Chief Executive Officer of Colonial Life, a publicly traded company primarily in the business of selling and servicing voluntary benefits programs. Mr. Staton served as a director of First National Bankshares and was a director of First National Bank of the South from 2008 until July 2010. Mr. Staton holds a J. D. degree from the University of South Carolina School of Law. Mr. Staton has extensive professional experience in legal matters and senior executive positions with financial companies, as well as service as the Chairman of a public company. Additionally, he has served on numerous boards and committees of public, private and civic, educational and other organizations. The knowledge and insight gained from this diverse experience contribute greatly to the Board.
Meetings and Attendance
The Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. Directors attended 96% of the aggregate of the board meetings and assigned committee meetings held during the fiscal year ended June 30, 2012. During fiscal year 2012, the Board held five in-person meetings and one telephonic meeting. In addition, the Audit Committee held six meetings, the Compensation Committee held three meetings, and the Corporate

Governance Committee held three meetings. All of the incumbent directors, excluding Ms. Rudy, who joined the Board on January 9, 2012, attended the 2011 Annual Meeting of shareholders and all directors are expected to attend the 2012 Annual Meeting. Independent directors meet regularly in executive session at all regularly scheduled meetings of the Board with no members of management present. The Company's Lead Independent Director presides at each executive session. During fiscal year 2012, Mr. Staton was the Lead Independent Director, and Mr. Staton is expected to be the Lead Independent Director during fiscal year 2013. Throughout the year, our directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda topics, recent developments, and other matters of interest to the directors.
Board Committees
The Board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which is our nominating committee), and may also appoint other committees from time to time. Each of the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee has been determined by the Board to be independent as required by applicable laws and meets the applicable independence requirements of the NYSE MKT Company Guide and, in addition, in the case of the Audit Committee, under the independence requirements established by the SEC. Each committee’s activities are governed by a written committee charter. Copies of the committee charters are available through our internet website at www.deltaapparelinc.com, or by sending a request in writing to Martha M. Watson, Secretary, at 322 S. Main Street, Greenville, South Carolina 29601.
The following table details the membership of each of our committees during the fiscal year ended June 30, 2012 and the expected committee membership in the fiscal year ending June 29, 2013.

	2012 Fiscal Year			2013 Fiscal Year
Directors' Name	Audit	Compensation	Governance	Audit	Compensation	Governance
James A. Cochran	X	X		X	X
Sam P. Cortez	X	X		X	X
Dr. Elizabeth J. Gatewood	X		X	X		X
Dr. G. Jay Gogue	C			C
E. Erwin Maddrey, II	X		X
David T. Peterson		C	X		C	X
Suzanne B. Rudy				X
Robert E. Staton, Sr.		X	C		X	C
C - Committee Chairperson
X - Committee Member
Audit Committee
Our Audit Committee serves as an independent and objective party to oversee the financial and reporting processes of the Company, the audits of the financial statements of the Company and the Company’s internal control system. Our Audit Committee appoints, evaluates, and, when appropriate, replaces the independent registered public accounting firm engaged to audit our financial statements. The outside auditors report directly to our Audit Committee and the Audit Committee determines the compensation and other terms of the engagement, and oversees their work. The Audit Committee also reviews our procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and our policies concerning financial reporting and business practices. In addition, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
After considering relationships between each member of the Audit Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of the Audit Committee, the Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements as defined in the NYSE MKT Company Guide. Further, due to Dr. G. Jay Gogue's years of extensive experience overseeing the financial and related functions and operations of organizations with budgets of up to approximately one billion dollars, the Board of Directors has determined that Dr. Gogue qualifies as an audit committee financial expert as defined in regulations adopted by the Securities and Exchange Commission.

Compensation Committee
The Compensation Committee reviews and determines compensation, including salaries, bonuses and equity compensation, for the named executive officers other than the Chief Executive Officer, and determines director compensation. The Compensation Committee oversees, reviews and administers all of the Company’s present and future compensation and executive benefit plans and programs, including equity compensation plans and plans pursuant to which performance-based compensation may be granted. The Compensation Committee is authorized to delegate its responsibilities as it deems necessary or appropriate.
Corporate Governance Committee
The Corporate Governance Committee oversees the performance evaluation of the Chief Executive Officer and recommends compensation for the Chief Executive Officer to the independent members of the Board of Directors. The Corporate Governance Committee also identifies, interviews and recommends director nominees for election to the Board pursuant to written guidelines approved by the Board. The Corporate Governance Committee develops and recommends to the Board corporate governance guidelines and standards for business conduct and ethics, oversees the annual self-evaluation of the Board and its committees, and makes recommendations concerning the structure and membership of the other Board committees. The Corporate Governance Committee oversees succession planning with respect to the Chief Executive Officer as well as the other executive officers of the Company.
Board Self-Evaluation
The Board of Directors' annual self-evaluation of its performance includes a review of the Board's composition, responsibilities, leadership and committee structure, processes, and effectiveness.
Director Nominations
The Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The Committee may also, in its discretion, engage director search firms to identify candidates. During fiscal year 2012, the Corporate Governance Committee did not retain the services of any director search firm and accordingly, no fees were paid to a director search firm or other third party to assist in identifying and evaluating director candidates.
Shareholders may recommend director candidates for consideration by the Corporate Governance Committee by submitting a written recommendation to the Committee, c/o Martha M. Watson, Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to martha.watson@deltaapparel.com, or by fax to (864) 232-5199. The recommendation should include the name, address and telephone number of the nominating shareholder, and the nominee’s name, address, telephone number, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. Pursuant to the Company’s bylaws, the Secretary must receive the recommendation not less than 120 days prior to the first anniversary of the prior year annual meeting. A copy of our bylaws may be obtained by submitting a written request to the Secretary of the Company.
The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.deltaapparelinc.com. As provided in these standards, at a minimum, a nominee for our Board must (i) be over 21 years of age at the time of election; (ii) have experience in a position with a high degree of responsibility in a business or other organization; (iii) be able to read and understand basic financial statements; (iv) possess integrity and have high moral character; (v) be willing to apply sound, independent business judgment; and (vi) have sufficient time to devote to the Company.
The Company has no formal policy regarding Board member diversity; however, the Corporate Governance Committee considers and discusses diversity in selecting nominees for director and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among other factors, and its goal is to nominate candidates from a broad range of experiences and backgrounds. The Company believes that a variety and balance of perspectives on the Board can result in more thoughtful discussions and deliberations.
In considering the re-nomination of an incumbent director, the Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the board. In evaluating incumbent directors and all potential new directors, the Committee considers, among other things, the candidate’s leadership, strategic, or policy setting experience; experience and expertise that is relevant to the Company’s business; experience that provides the Board with a diversity of backgrounds; technical or other specialized expertise; and whether the candidate has high ethical character and a reputation for honesty, integrity and sound business judgment. All director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Corporate Governance Committee, who may seek additional background information and qualifications of the candidate. With respect to new director candidates who pass the initial screening, the Corporate Governance Committee conducts interviews with the candidates and then meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.
Shareholder Communication with Directors
Shareholders desiring to communicate directly with the Board of Directors or any individual members of the Board may do so in writing addressed to the intended recipient or recipients, c/o Martha M. Watson, Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to martha.watson@deltaapparel.com, or by fax to (864) 232-5199. All such communication will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail, or other correspondence relating to customer service concerns. All other shareholder communications will be promptly forwarded to the applicable member(s) of our Board of Directors or to the entire Board of Directors, as requested in the shareholder communication.
The Board’s Role in Risk Oversight
We have a comprehensive enterprise risk management structure in which management is responsible for managing the Company's risks and the Board and its committees provide review and oversight in connection with these efforts. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Properly measured risk-taking is essential for the Company to be competitive and to achieve its strategic objectives.
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. The risk oversight responsibility is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial, legal, regulatory, compliance, safety, environmental and political risks. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in its charter.
In particular:

a)
The full Board oversees strategic, financial and execution risks and exposures associated with the annual plan and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions, and executive management succession planning.

b)
The Audit Committee oversees risks associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters including environmental matters.

c)
The Compensation Committee oversees risks and rewards associated with the Company’s attraction and retention of talent, management development, executive management succession plans, and compensation philosophy and programs, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking.

d)
The Corporate Governance Committee oversees risks associated with company governance, including Delta Apparel’s code of ethics, director, Chief Executive Officer and other named executive officer succession planning, and the structure and performance of the Board and its committees.

The Company believes that its leadership structure, discussed in detail above, properly supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.
Compensation Risk Assessment
The Company has assessed the potential risks associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short and long-term incentives, a balance of cash and equity incentives, and the vesting of awards over time. The Compensation Discussion and Analysis ("CD&A") more fully describes the Company's compensation philosophy and programs. The Company does not believe our compensation program encourages excessive or inappropriate risk taking.

Succession Planning
In light of the critical importance of executive leadership to the Company's success, the Board has a chief executive officer and key management succession planning process that is led by the Corporate Governance Committee. The Corporate Governance Committee is charged with the responsibility of identifying and evaluating candidates to succeed the Chief Executive Officer and to report, at least annually, to the Board on the status of the succession plan. As part of the succession planning process, the Corporate Governance Committee also reviews and assesses any concerns regarding the long-term growth and development of the executive officers and the preparedness of the Company for the possibility of an emergency situation involving the chief executive officer or other executive officers and key managers.
Code of Ethics
The Company maintains a code of business conduct and ethics known as the Ethics Policy Statement that applies to all salaried employees, officers and directors, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer (who is also our principal accounting officer). The Ethics Policy Statement covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, compliance procedures and employee complaint and reporting procedures. The Ethics Policy Statement is available on our internet website at www.deltaapparelinc.com. Any amendments or waivers to provisions of our Ethics Policy Statement that are applicable to our Chief Executive Officer or our Chief Financial Officer will be posted on our internet website.
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. During fiscal year 2012, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of Delta Apparel, Inc.
Related Party Transactions
The Company reviews all relationships and transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. In addition, the Audit Committee charter requires that members of the Audit Committee review and approve all related party transactions for which such approval is required under applicable law, including the Securities and Exchange Commission and the NYSE MKT rules. Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.
Hedging Policy
The Company maintains an insider trading policy that prohibits its directors, executive officers and employees from engaging in hedging activities or other short-term or speculative transactions in the Company's securities such as short sales, puts, calls or any similar transaction in options on the Company's securities.
Stock Ownership Guidelines
To facilitate executive stock ownership among its directors, with respect to the equity compensation paid to the Company's non-employee directors, the Board has adopted guidelines requiring such directors to retain until their retirement from the Board at least 50% of all shares received as compensation for their Board service.
To facilitate executive stock ownership among its executive officers, the Company has adopted equity ownership guidelines requiring the Chief Executive Officer to maintain ownership of a minimum amount of Company stock equal to 4 times base annual salary and the Chief Financial Officer and Chief Operating Officer (should the Company establish such a position) to maintain ownership of a minimum amount of Company stock equal to 2 times base annual salary. These guidelines allow the covered executives certain time periods in which to gain compliance with the ownership requirements and contain mandatory share retention provisions until compliance is achieved.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of September 14, 2012 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the directors, (iii) the executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Unless otherwise indicated, we believe that the persons named in the table have sole voting and investment power with respect to all shares shown.

5% Shareholders, Directors and Executive Officers	Common Stock Beneficially Owned Excluding Options		Option Shares Currently Exercisable or Exercisable within 60 Days	Percentage Including Options
Franklin Resources, Inc. Franklin Advisory Services, LLC Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403	743,700	(1)	—	8.8%
Wilen Management Company, Inc. 2360 West Joppa Road, Suite 226 Lutherville, MD 21093	729,470	(2)	—	8.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	710,175	(3)	—	8.4%
Aegis Financial Corporation Scott L. Barbee 1100 N. Glebe Rd., Suite 1040 Arlington, VA 22201	500,679	(4)	—	5.9%
James A. Cochran	3,500		—	*
Steven E. Cochran	7,280		25,000	*
Sam P. Cortez	2,900		—	*
Dr. Elizabeth J. Gatewood	7,538		—	*
Dr. G. Jay Gouge	2,500		—	*
Robert W. Humphreys	428,073		312,500	8.8%
E. Erwin Maddrey, II 233 North Main Street, Suite 200 Greenville, SC 29601	701,571	(5)	—	8.3%
Deborah H. Merrill	35,948		84,000	1.4%
David T. Peterson	24,103		—	*
Suzanne B. Rudy	750		—	*
Kenneth D. Spires	94,528		124,000	2.6%
Robert E. Staton, Sr.	3,750		—	*
Martha M. "Sam" Watson	80,356		104,000	2.2%
All current directors and executive officers as a group (13 persons)	1,392,797	(6)	649,500	24.3%

* Less than 1% of the shares deemed outstanding.

(1)
The information set forth above is based on a Schedule 13F-HR that was filed by Franklin Resources, Inc. (“FRI”) with the Securities and Exchange Commission on August 13, 2012 with respect to the Company's common stock. In Amendment No. 7 to Schedule 13G that was filed by FRI with the Securities and Exchange Commission on February 7, 2012 with respect to the Company's common stock, FRI reported that the shares are beneficially owned by one or more investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of FRI. The Schedule 13G/A reported that the advisory contracts grant to the applicable investment advisory subsidiary(ies) all investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The Schedule 13G/A reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any pecuniary interest in or that they beneficially own the shares and are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended. The Schedule 13G/A reported that Franklin Microcap Value Fund, a series of Franklin Value Investors Trust, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported.

(2)
The information set forth above is based on a Schedule 13G/A that was filed by Wilen Management Company, Inc. (“Wilen”) with the Securities and Exchange Commission on January 24, 2012 with respect to our common stock. Wilen reported that it has sole power to vote and/or dispose of the shares disclosed above.

(3)	The number of shares currently held by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) (“Dimensional”) is based on a Schedule

13F-HR that was filed by Dimensional with the Securities and Exchange Commission on August 13, 2012. In the Schedule 13F-HR, Dimensional reported that it has sole voting power with respect to 706,238 of these shares, and no voting power as to 3,937 of these shares. In an Amendment to Schedule 13G that was filed by Dimensional with the Securities and Exchange Commission on February 14, 2012, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. The Schedule 13G/A reported that all of the shares of the Company's common stock were owned by such investment companies, trusts or accounts. The Schedule 13G/A reported that Dimensional disclaims beneficial ownership of such securities.

(4)
The information set forth above is based on a Schedule 13F-HR that was filed by Aegis Financial Corporation (“Aegis”) with the Securities and Exchange Commission on August 14, 2012 with respect to our common stock. In an amendment to Schedule 13G that was filed by Aegis with the Securities and Exchange Commission on February 14, 2012 with respect to the Company's common stock, Aegis reported that it and Scott L. Barbee (who has the same business address as Aegis) have sole power to vote and/or dispose of the shares disclosed above.

(5)
Mr. Maddrey is a Director of Delta Apparel, Inc. The number of shares shown as beneficially owned by Mr. Maddrey includes 172,588 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership.

(6)	Includes all shares deemed to be beneficially owned by any current director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance
Members of the Board of Directors, executive officers, and persons who hold more than 10% of the Company's common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with the Securities and Exchange Commission with respect to their beneficial ownership and changes in beneficial ownership of the Company's common stock. To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's directors, executive officers, and 10% holders were satisfied during fiscal year 2012.

EXECUTIVE OFFICERS
Delta Apparel, Inc.'s current executive officers are as follows:

Name	Age	Title
Robert W. Humphreys	55	Chairman and Chief Executive Officer
Deborah H. Merrill	39	Vice President, Chief Financial Officer and Treasurer
Martha M. Watson	58	Vice President and Secretary
Steven E. Cochran	44	President, Delta Activewear
Kenneth D. Spires	54	President, M.J. Soffe, LLC
Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. The primary business address is 322 S. Main Street, Greenville, South Carolina 29601 for all executive officers except Steven E. Cochran and Kenneth D. Spires. Mr. Cochran's primary business address is 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, and the primary business address for Mr. Spires is One Soffe Drive, Fayetteville, North Carolina 28312.

Robert W. Humphreys - Chairman & Chief Executive Officer
With more than 25 years experience in the apparel business, Mr. Humphreys has served Delta Apparel, Inc. as President, Chief Executive Officer and a director of the Company since June 2000. He was elected Chairman of the Board in June 2009. From April 1999 until December of that year, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. Prior to that, he was Delta Woodside's Vice President of Finance and Assistant Secretary. From 1987 to 1998, he served as President of Stevcoknit Fabrics Company, Delta Woodside Industries' knit fabrics division.

Deborah H. Merrill - Vice President, Chief Financial Officer and Treasurer
Deborah Merrill has served Delta Apparel since 1998 and has been Vice President, Chief Financial Officer and Treasurer of the Company since July 2006. Prior to that, Ms. Merrill was Assistant Secretary of the Company from 1999 to 2006. During that time she also served as Vice President, Chief Accounting Officer, and Treasurer from March 2006 until July 2006; Director of Corporate Reporting, Planning and Administration of the Company from 2004 to 2006; and Director of Accounting and Administration of the Company from 2000 to 2004. Previously, she had been Director of Accounting and Administration of the Delta Apparel division of Delta Woodside Industries from 1999 to 2000 and, Accounting Manager of their Delta Apparel division from 1998 to 1999. Before joining Delta Apparel in 1998, she served as the Logistics Controller for GNB Technologies, a battery manufacturing company, and as an Auditor for Deloitte & Touche LLP.

Martha M. Watson - Vice President and Secretary
Martha Watson has served as Vice President and Secretary of Delta Apparel since October 2000. From May 2009 to December 2010, Ms. Watson also served as the President of Junkfood Clothing Company, a wholly-owned subsidiary of Delta Apparel, Inc. Prior to joining Delta Apparel, Inc., Ms. Watson was President of Carolina Benefit Services, a payroll company, from September 1999 through 2000, and Vice President of Operations for Sunland Distribution, Inc., a public warehousing company, from January 1999 to September 1999. From 1990 to 1999 she was Director of Human Resources for Stevcoknit Fabrics Company, and from 1987 to 1990 she held a similar position with Delta Apparel, both of which, at the time, were divisions of Delta Woodside Industries, Inc.

Steven E. Cochran - President of Delta Activewear
Steven E. Cochran has served as President of the Delta Activewear division of Delta Apparel, Inc. since 2010. Prior to joining Delta Apparel, Inc. he was President of the Image Apparel Division of V.F. Corporation, a branded apparel company, and served in that capacity from 2005 until 2009. From 2002 to 2005, Mr. Cochran was Senior Vice President of Field Operations at Lesco, Inc., a turf supply company. Mr. Cochran began his career at Cintas Corporation, a leading provider of career apparel where he served in various capacities from 1997 to 2002, including Vice President, Marketing, Merchandising and Strategy, and then as Director of National Accounts for Cintas' UTY Division.

Kenneth D. Spires - President of M.J. Soffe, LLC
Since 2004, Kenneth D. Spires has served as President of M.J. Soffe, a wholly-owned subsidiary of Delta Apparel, Inc. Between 2000 and 2004, Mr. Spires was Vice President of Technical Services for Delta Apparel, Inc., and from 1993 to 2000, he served as Vice President of Technical Services for the Delta Apparel division of Delta Woodside Industries, Inc. Ken joined Delta Apparel, Inc. in 1993. During his tenure, Ken has successfully led many areas of the Company including product development, merchandising, apparel manufacturing, industrial engineering, process improvement, quality assurance, distribution, and purchasing. Prior to joining the Company, his experience included twelve years of service at Milliken & Company in various management positions as well as designing and implementing quality management systems for various companies.

COMPENSATION COMMITTEE REPORT
The Compensation Committee overseas the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis that accompanies this report. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and incorporation by reference into the Company’s 2012 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

David T. Peterson (Chairperson)
James A. Cochran
Sam P. Cortez
Robert E. Staton, Sr.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Delta Apparel, Inc. has a long-standing commitment to paying its executives based on the performance of the Company as a whole as well as based on their individual performance. Our compensation programs are designed with the Company's business objectives foremost in mind and are intended to promote sustainable growth and long-term shareholder value. Our Compensation Committee has consistently subscribed to a pay philosophy that places a significant portion of executive compensation at risk and ties executive compensation to the Company's long-term fortunes. This is typically accomplished by providing compensation packages that combine competitive salaries and service-based equity compensation with performance-based cash incentive and equity compensation. All performance-based compensation is primarily contingent on the Company's achievement of aggressive yet realistic return on capital employed ("ROCE") and earnings per share ("EPS") growth goals. The Company has consistently utilized ROCE as a performance metric for many years and we believe ROCE, along with EPS growth, are the financial performance metrics that most effectively calibrate the interests of our executives with those of our shareholders.
After several years of sustained growth in revenues and profits, our Company faced a very unique and challenging business environment in fiscal year 2012. This environment was created by factors beyond the control of our executive team. Cotton, which is by far the most important raw material to the Company's business, reached historically high price and volatility levels. Erratic cotton prices, a corresponding pull-back in our customer base's demand for products, and generally softer retail-level consumer demand for apparel products had an immediate and negative impact on our performance in fiscal year 2012.
Despite these unusually difficult economic conditions, our executive team was able to guide the Company to a variety of notable accomplishments during the fiscal year ended June 30, 2012. The following accomplishments should position the Company for a return to profitable growth as the above-referenced environmental factors stabilize and improve:

•	Another record year from a revenue standpoint, with the Company's total net sales increasing for the ninth consecutive year, by 3.0% over fiscal year 2011, to $489.9 million;

•
Relocation of the production sampling function within the Company's largest operating unit, its basics segment, to the production facility it serves in El Salvador, which should result in substantial long-term efficiencies;

•	Record revenue levels at the Company's Junkfood, The Game, FunTees and Art Gun business units;

•
Further brand expansion and growth of the Company's Salt Life product line, including the opening of the flagship Salt Life retail store in Jacksonville Beach, Florida and the addition of Salt Life footwear;

•	Transition of all of our branded apparel operating units onto the same enterprise resource system;

•	A 22% increase in sales generated from our e-commerce sites;

•	The repurchase of approximately 168,000 shares of our Company stock for approximately $2.6 million; and

•
The development of new and innovative apparel products and retail merchandising strategies such as the Junkfood division's "scan-to-vote" t-shirt product, which enables individuals to register to vote via smartphone technology embedded in the t-shirt, and "digital wall" retail experience, which allows shoppers to select from a constantly rotating inventory of popular vintage t-shirts and make purchases via smartphone technology.

Despite achieving these milestones, however, the Company did not meet the minimum ROCE and EPS growth goals set by the Compensation Committee for our named executive officers' fiscal year 2012 compensation program. Accordingly, our executives did not receive any cash incentive compensation in fiscal year 2012 and, in the case of the Chief Executive Officer, did not receive performance-based equity incentive compensation for which he was eligible. The fact that our executives did not receive a significant portion of their compensation due to Company performance in fiscal year 2012 provides a good example of the correlation between Company results and executive compensation and the application of the Company's pay-for-performance philosophy.
For the reasons more fully described in this CD&A and accompanying tables contained in this Proxy Statement, we believe our executive compensation programs are designed to support our Company goals and encourage profitable growth for the business in years to come. Further information regarding the Company's performance is available under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for fiscal year ended June 30, 2012, filed with the SEC.
Compensation Decision Roles
Compensation & Corporate Governance Committees
The Compensation Committee approves all compensation for our named executive officers except our Chief Executive Officer, authorizes all awards under the Company's stock plans, and reports its decisions to the Board. The Corporate Governance Committee recommends to the Board the compensation for the Chief Executive Officer. The Vice President of Human Resources provides the relevant committee with tally sheets that show recommended amounts for each element of compensation, historical levels for each compensation element for the past five years, and amounts payable to executive officers upon different termination of employment and change of control scenarios. While the recommendations of management provide valuable guidance, the Compensation Committee ultimately makes all final decisions with respect to compensation levels and structure for the executive management team (except for the Chief Executive Officer, which is ultimately made by the Board). The Compensation Committee's and Corporate Governance Committee's respective charters list the specific responsibilities of each committee and can be found on our internet website at www.deltaapparelinc.com.
Company Management
Management is responsible for developing and maintaining an effective compensation program throughout the Company and for administering the compensation programs decided upon by the Compensation Committee. The Chief Executive Officer annually reviews the performance of each named executive officer and other senior executive officers and makes recommendations to the Compensation Committee. Decisions regarding the non-equity compensation of other employees are made by management.
Compensation Consultants
During the Company's prior fiscal year, fiscal year 2011, the Committee engaged Towers Watson, an independent consulting firm, to provide advice and assistance to the Compensation Committee in making compensation decisions for the named executive officers, as well as for other senior executives. Towers Watson reported directly to the Compensation Committee, and all services provided by Towers Watson were provided on its behalf. Towers Watson provided information regarding market compensation levels and practices, assisted the Compensation Committee in the review and evaluation of such compensation levels and practices, and advised the Compensation Committee regarding compensation decisions. Towers Watson also provided information and advice on non-employee director compensation.
In March of 2012, the Corporate Governance Committee engaged BDO Seidman, an independent consulting firm, to provide advice and assistance regarding the compensation of the Company's Chief Executive Officer, including applicable market compensation levels and practices as well as the equity compensation programs and practices applicable to the named executive officers and other senior executives. BDO Seidman reported directly to the Corporate Governance Committee and all services provided by BDO Siedman were provided on its behalf.
During fiscal year 2012, Towers Watson did not provide any services to the Company. BDO Seidman did not provide any services to the Company other than those requested by the Corporate Governance Committee and related to its engagement as independent consultant to that committee. Neither Towers Watson nor BDO Seidman provide any non-executive compensation services to us directly or indirectly through affiliates.
Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is straight-forward. We aim to provide a market-based program tied to performance and aligned with the interests of our shareholders. The program is structured to attract, motivate and retain qualified executives and to promote an environment that accentuates and rewards achievement. The attainment of ambitious yet realistic performance goals naturally translates into increased value to shareholders.

Setting Executive Compensation
The Compensation Committee's fiscal year 2011 engagement of Towers Watson included a review of the Company's executive pay levels and mix of compensation components. This review also included a market analysis of long-term incentive plan practices and perquisite practices from both a peer and general industry perspective. Towers Watson compiled competitive market data from Towers Watson's General Industry Executive Survey and among a peer group of twelve companies within the apparel industry. In determining the appropriate compensation for our named executive officers for fiscal year 2012, the Compensation Committee reviewed the compensation data previously provided by Towers Watson in fiscal year 2011.
The peer group utilized by Towers Watson in its fiscal year 2011 review included companies in the apparel industry with revenues approximately ½ to 2 times our revenue size. The peer group specifically included:

American Apparel, Inc.	Kenneth Cole Productions Inc.	Steve Madden, Ltd.
Ennis, Inc.	Maidenform Brands, Inc.	True Religion Apparel, Inc.
Gildan Activewear, Inc.	Oxford Industries Inc.	Vera Bradley Designs, Inc.
G-III Apparel Group, Ltd.	Perry Ellis International Inc.	Volcom Inc.
Towers Watson noted that although the use of ½ to 2 times revenue is a standard methodology for determining a peer group, in the case of the peers noted above, eight are larger in revenue size than Delta Apparel, Inc. The use of published survey data, by contrast, allows the peer group data to be appropriately "right-sized" to our revenue levels with the use of regression equations. In addition, published survey data provides for larger data samples and allows for job or role matches based on the duties and responsibilities of the executives. As such, Towers Watson recommended that the Compensation Committee focus primarily on the comparisons against the general industry published survey data and use the peer group comparisons as a secondary perspective.
Competitive Positioning of Executive Compensation Levels
In fiscal year 2012, the Compensation Committee established base salary, annual incentive opportunities and long-term incentive target grants for our named executive officers primarily with reference to the general industry published survey data and recommendations previously provided by Towers Watson. The peer group comparison data was used as a secondary reference point. In setting compensation for the Chief Executive Officer for fiscal year 2013, the Corporate Governance Committee considered not only the data and recommendations provided by Towers Watson but also, to a lesser extent, the market and industry data provided by BDO Seidman. Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers is intended to be within the median range of the general industry published survey data, adjusted for experience level, responsibility, job performance, unique expertise and future growth potential. Executives have the potential to earn significantly higher annual cash compensation when the Company's actual performance significantly exceeds performance goals and significantly lower annual cash compensation if the Company's performance falls short of performance goals. Consistent with our pay-for-performance philosophy, no cash incentive compensation was paid to named executive officers in fiscal year 2012 due to Company performance.
Long-term equity incentive target levels for our named executive officers are set with the intention of earning value at the expected median level of the general industry published survey data, adjusted for consideration of expected share price appreciation, overhang, shares available for grant, and dilutive affect, with the potential for executive officers to earn higher values when performance goals are exceeded and lower if Company performance goals are not achieved. The fact that none of the performance units granted to our Chief Executive Officer for fiscal 2012 vested is another illustration of the direct tie between executive compensation and Company performance.
In making decisions with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including base salary, annual incentive compensation and long-term equity incentive compensation. The Compensation Committee’s goal is to award compensation that is properly balanced when all elements of potential compensation are considered.
The Compensation Committee believes the aggregate components of our executive compensation program provide a total compensation level that is sufficient to attract, retain, motivate and reward our executive officers. In addition, it is important to note that a significant portion of total executive compensation is at risk on both a short-term and long-term basis, as again exemplified by the Company's named executive officers not receiving any of the cash incentive compensation for which they were eligible in fiscal year 2012 and the Company's Chief Executive Officer not vesting in any of the performance units for which he was eligible based on fiscal year 2012 Company performance. The charts below illustrate the actual cash compensation received by our executives in fiscal year 2012 relative to the target cash compensation for which they were eligible in fiscal year 2012.

Executive Compensation Components
The principal components of compensation for our executive officers are:

•	Base salary;

•	Performance-based cash incentives;

•	Long-term equity incentives; and

•	Other employee benefits provided to all full-time U.S. employees.
Although there is no pre-established policy or target for the allocation between specific compensation components, approximately 40% of an executive officer's annual total target compensation is generally intended to be contingent on Company performance relative to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and shareholders without encouraging excessive or unnecessary risk-taking.
Base Salary
Base salary is paid to our executives in cash on a semi-monthly basis throughout the year and provides a minimum, fixed level of compensation. We provide our executives with a base salary to compensate them for services rendered during the fiscal year. The base salary for each executive officer is guided by the relative salary levels for comparable positions in the apparel industry and general industry, as well as the assessed potential of the executive, the individual's scope of responsibility, personal performance, experience and length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to reflect inflation, the Company's financial performance, any change in the executive officer's responsibilities, and the executive officer's overall performance.
The Compensation Committee has determined that, in general, to enable the Company to attract, motivate and retain the executive talent important to its long-term growth, the compensation strategy should aim to position base salaries competitive with similar positions within both public and private apparel companies. With respect to our named executive officers other than the Chief Executive Officer, the Compensation Committee reviewed the information previously provided by Towers Watson regarding executives' base salary levels compared to the general industry and peer group published survey data, along with the Chief Executive Officer's assessment of each executive's individual performance and responsibilities, and knowledge of apparel industry compensation, to determine appropriate base salary compensation for each executive. With respect to the Chief Executive Officer, in addition to reviewing the Towers Watson-provided data, the Corporate Governance Committee reviewed data provided by BDO Seidman. During fiscal year 2012, salary increases were given to the executive officers ranging from approximately 3% to 11% to reflect performance, additional experience and responsibilities, and future potential. Other than a few larger increases stemming from unique circumstances where the information provided by Towers Watson suggested certain key employees were under market compensation, the salary increases for the executive officers were generally aligned with the increases given to other salaried employees.
Changes in Fiscal Year 2013
We anticipate salary increases to the named executive officers in fiscal year 2013 to range from approximately 2% to 5%.

Annual Incentive Compensation
Our compensation philosophy connects our executives' potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies. Our annual incentive compensation (“AIC”) provides for the payment of cash bonuses pursuant to our Short-Term Incentive Compensation Plan. Our Short-Term Incentive Compensation Plan places a sizable percentage of annual cash compensation at risk and is designed to motivate and reward salaried employees to achieve and exceed objective annual business performance goals that have been established during the first quarter of the fiscal year. The Compensation Committee certifies that the performance goals have been achieved prior to the payment of any AIC. The Compensation Committee may, at its discretion, adjust the actual AIC paid.
Target Value
The overall AIC potential varies depending upon the executive's position, with the target value defined as a certain dollar amount per individual. The Compensation Committee approves the aggregate target values for the plan, as well as the individual target values for all named executive officers. The Compensation Committee reviewed the information provided by Towers Watson in fiscal year 2011 regarding executives' target annual incentive compensation (as a percentage of base salary) compared to the general industry published survey data, along with information regarding each executive's individual performance and responsibilities, to determine the appropriate target value for each executive. The fiscal year 2012 target values were as follows: $650,000 (or 88% of base salary) for Mr. Humphreys; $150,000 (or 48% of base salary) for Ms. Merrill; $100,000 (or 36% of base salary) for Ms. Watson; $180,000 (or 54% of base salary) for Mr. Cochran; and $172,500 (or 51% of base salary) for Mr. Spires.
Performance Goals
We do not establish performance criteria based on individual performance for each named executive officer or other members of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe that focusing the executive team as a group on common financial performance goals results in greater long-term success. The named executive officers each have cash incentives and performance-based equity awards conditioned on the achievement of objective financial and operational goals for the Company as a whole. In addition to the AIC based on Company-wide performance, Mr. Cochran and Mr. Spires are eligible to receive a portion of their target value based on the performance of their particular business unit (Delta Activewear and M.J. Soffe, LLC, respectively).
Under the AIC approved by the Compensation Committee for fiscal year 2012, the performance goals for AIC that are based on the performance of the Company as a whole are based on ROCE, which represents 75% of the target, and the Company's three-year average EPS growth, which accounts for 25% of the target. One of the Compensation Committee's aims in adding the EPS growth component to the AIC structure is for the management team to put more emphasis on interest expense and tax planning to improve net income as a percentage of operating profit. The incentives earned are then adjusted upward or downward by the sales growth or decline of the Company from fiscal year to fiscal year. ROCE is defined as the Company’s earnings before interest and taxes as a percentage of the twelve-month average capital employed.
For fiscal year 2012, the Compensation Committee established the required ROCE to earn the target value at 10%, which is consistent with the rate established for fiscal year 2011 and well above the Company’s actual cost of debt. In addition, the Committee considers the risk-free interest rate environment in setting the required ROCE to earn the target value. A 3% ROCE was required to achieve 25% of the target value and a 21.5% ROCE would have earned 250% of the target value, with pro rata target value achievement for ROCE results between 3% and 21.5%. For fiscal year 2012, the Compensation Committee established the required three-year average EPS growth to earn the target value at 12% EPS growth, with a between 5% and less than 6% EPS growth achieving up to 70% of the target value, 6% EPS growth achieving 70% of the target value, and 20% EPS growth achieving 250% of the target value, with pro rata target value achievement for EPS growth results between 5% and 20%. If minimum performance goals are not met by the Company, there is no guaranteed bonus payment. If performance goals are exceeded, there is a maximum bonus payout of 250% of target values for all AIC Plans; however, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year. No AIC payments were made to named executive officers in fiscal 2012 because the Company’s ROCE and average EPS growth did not meet minimum thresholds.
The following tables set forth the performance targets and calculation of the actual incentive compensation earned based on the financial performance of the Company as a whole:

FISCAL YEAR 2012 ANNUAL INCENTIVE COMPENSATION COMPONENTS AND RESULTS

Return on Capital Employed (ROCE)
Performance Targets		Performance Results

ROCE Levels	Payout Percentage	ROCE	Payout Factor
< 3%	0% of target value	Less than 0%	0%
3%	25% of target value	Sales Growth Multiplier: n/a
10%	100% of target value
21.5%	250% of target value (maximum)	Total Payout: 0%

3-Year Average EPS Growth (EPS)
Performance Targets		Performance Results

EPS Levels	Payout Percentage	EPS	Payout Factor
< 5%	0% of target value	Less than 0%	0%
5% to < 6%	Up to but < 70% of target value (pro rata)	Sales Growth Multiplier: n/a
6%	70% of target value
12%	100% of target value
20%	250% of target value (maximum)	Total Payout: 0%
In addition to the annual incentive compensation based on the performance of the Company as a whole, Mr. Cochran and Mr. Spires were eligible to receive a portion of their target value ($155,000 and $147,500, respectively) based on the performance of their particular business unit (Delta Activewear and M.J. Soffe, LLC, respectively). For fiscal year 2012, these business unit-specific goals placed one third of the target value on each of operating margin, ROCE (with a penalty for excess aged inventory) and sales growth for the individual business unit. There is no sales growth or decline adjustment to these business unit-specific incentive plans.
If minimum performance goals are not met by Mr. Cochran's and Mr. Spires' respective business units, there is no guaranteed bonus payment under the AIC plans. If performance goals are exceeded, there is a maximum bonus payout of 250% of target values for all AIC Plans; however, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year. The minimum performance thresholds for Mr. Cochran's and Mr. Spires' respective business units were not met in fiscal year 2012 so their respective payout percentages were: 0% for Delta Activewear and 0% for M.J. Soffe, LLC.
Changes in Fiscal Year 2013
The Company does not anticipate any structural changes to its AIC plans for fiscal year 2013 and the target AIC values for each executive officer will remain the same for fiscal year 2013 except for an approximately 4% decrease to Mr. Spires' target value for the business unit-specific portion of his AIC plan and a minor adjustment to the sales growth metrics applicable to Mr. Cochran's business unit-specific AIC plan.
Long-Term Incentive Compensation
Our executives receive long-term incentive compensation intended to link their compensation to the Company's long-term financial success. Historically, our equity compensation programs consisted of stock option grants under the Delta Apparel Incentive Stock Award Plan ("Stock Award Plan") and the Delta Apparel Stock Option Plan ("Stock Option Plan"). These were designed to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All stock-based awards are now granted under the Delta Apparel, Inc. 2010 Stock Plan ("2010 Stock Plan"), which was approved by the Company's shareholders on November 11, 2010.
2010 Stock Plan
Under the 2010 Stock Plan, the Compensation Committee has the authority to determine to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and cash awards. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. If a participant dies or becomes disabled (as defined in the 2010 Stock Plan) while employed or serving as a director, all unvested awards become fully vested. The

Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
The equity awards granted by the Compensation Committee are intended to create a meaningful opportunity for stock ownership based upon the executive’s current position and level and responsibility, the assessed potential of the executive, the executive’s performance, the executive’s other forms of compensation and total compensation, any other factors that are deemed relevant to accomplish the long-term goals of the Company and, as appropriate, the recommendation of the Chief Executive Officer and the Vice President of Human Resources. In addition to these factors, in the case of stock options, the number of options granted to the executive under the plan is evaluated in the context of our historical and anticipated future stock appreciation. In making grants in fiscal year 2012, the Compensation Committee also referenced competitive long-term incentive data provided by Towers Watson in fiscal year 2011. Long-term incentive grants made in fiscal year 2012 were made under the 2010 Stock Plan approved by shareholders in November 2010.
On August 17, 2011, the Company entered into an amendment to Mr. Humphreys' employment agreement that replaced a previously awarded service-based grant of 30,000 shares with tax assistance with 52,000 shares of performance units, using the Company's fiscal year 2012 ROCE as the performance measure. Mr. Humphreys was eligible to receive 100% of the grant (52,000 units) if a 7% ROCE was achieved for fiscal year 2012, 20% of the grant (10,400 units) at a 3% ROCE, and no units if ROCE was below 3%. The maximum payout was 120% (62,400 units) if ROCE equaled or exceeded 12%. Mr. Humphreys did not receive any of these performance units due to the Company's ROCE in fiscal year 2012. No tax assistance is provided under this grant.
On June 6, 2012, the Company entered into a second amendment to Mr. Humphreys' employment agreement in connection with which Mr. Humphreys received a grant of 156,000 performance units. One third of such performance units (52,000) are eligible to vest upon the filing of the Company's Form 10-K for each of the Company's fiscal years 2013, 2014 and 2015 based on the Company's one year average ROCE in the applicable fiscal year. A 7% one-year average ROCE will entitle Mr. Humphreys to vest with respect to 52,000 shares, a 3% one-year average ROCE will entitle Mr. Humphreys to vest with respect to 10,400 shares (20% of the target number of shares), and Mr. Humphreys will not vest in any of the shares if the one-year average ROCE is less than 3%. A one-year average ROCE of 12% or more will entitle Mr. Humphreys to vest with respect to 62,400 shares (120% of the target number of shares), which is the maximum number of shares that can be earned under the grant. If the one-year average ROCE is between 3% and 7%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 10,400 shares and 52,000 shares), based on the actual one-year average ROCE. If the one-year average ROCE is between 7% and 12%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 52,000 shares and 62,400 shares), based on the actual one-year average ROCE. Mr. Humphreys will receive shares of Company stock equal to one-half of the value of the aggregate number of any vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units. No tax assistance is provided under this grant.
On July 6, 2011, each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires were awarded 13,250 service-based restricted stock units and 13,250 performance units. The service-based restricted stock units and performance units vest upon the filing of the Company's Form 10-K for the fiscal year ending June 29, 2013. The performance units vest upon achievement of average ROCE targets for fiscal years 2012 and 2013. A 10% two-year average ROCE will entitle each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires to vest with respect to 13,250 shares, a 5% two-year average ROCE will entitle each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires to vest with respect to 6,625 shares (50% of the target number of shares), and each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires will not vest in any of the shares if the two-year average ROCE is less than 5%. A two-year average ROCE of 15% or more will entitle each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires to vest with respect to 19,875 shares (150% of the target number of shares), which is the maximum number of shares that can be earned under the grant. If the two-year average ROCE is between 5% and 10%, each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires is entitled to vest with respect to a pro rata number of shares (between 6,625 shares and 13,250 shares), based on the actual two-year average ROCE. If the two-year average ROCE is between 10% and 15%, each of Ms. Merrill, Ms. Watson, Mr. Cochran and Mr. Spires is entitled to vest with respect to a pro rata number of shares (between 13,250 shares and 19,875 shares), based on the actual two-year average ROCE. No tax assistance is provided under these grants.
Mr. Cochran was awarded 25,000 service-based stock options as part of his initial compensation package upon being hired by Delta Apparel, Inc. Half of these options vested on July 2 2011, and the remainder vested on June 30, 2012.
Stock Award Plan
The options granted under the Stock Award Plan have an exercise price of $0.01 per share. In addition, the Company provides tax assistance on the vesting of these option awards whereby a cash payment is made to the executive equal to estimated taxes payable by the executive upon the exercise of the option.
60,000 options were granted to Mr. Humphreys at the beginning of fiscal year 2010 under the Stock Award Plan that were service-based. Of the options granted, 50% vested when we filed our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2010 fiscal year and the remaining options vested on the September 1, 2011 filing of our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2011 fiscal year. No option grants were made to Mr. Humphreys during fiscal years 2011 or 2012.
At the beginning of fiscal year 2010, 12,000 service-based options and 8,000 performance-based options were granted to Ms. Merrill, Ms. Watson and Mr. Spires under the Stock Award Plan. These options vested on the September 1, 2011 filing of our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2011 fiscal year. Vesting of the performance-based options was based solely on achievement of average ROCE goals established by the Compensation Committee. The following table sets forth the performance vesting criteria and payout percentages for this 2010-2011 long-term incentive grant:

FISCAL YEAR 2010-2011 PERFORMANCE VESTING CRITERIA
	Performance Range & Payout Percentage
Performance Metric	Threshold 50%	Target 100%	Maximum 150%	Achieved Results	Percent Achieved	Vesting Factor
2-Yr Average Return on Capital Employed	5%	10%	15%	11%	110%	110%

If a two-year average return on capital of 5% was not met by the Company, none of the performance-based options would have vested. If performance goals were exceeded, a maximum of 150% of the performance-based options would have vested. No option grants were made to Ms. Merrill, Ms. Watson or Mr. Spires during fiscal years 2011 or 2012.
In October 2010, the Compensation Committee granted 4,200 service-based options and 2,800 performance-based options to Mr. Cochran pursuant to the Stock Award Plan as part of his compensation package upon being hired by Delta Apparel, Inc. These options vested on the September 1, 2011 filing of our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2011 fiscal year. The performance-based options vested based upon the same performance criteria as described above for Ms. Merrill, Ms. Watson and Mr. Spires. No option grants were made to Mr. Cochran during fiscal year 2012.
Stock Option Plan
In February 2008, 40,000 service-based options were granted to each of Ms. Merrill, Ms. Watson and Mr. Spires under the Stock Option Plan. These options vested equally over three years, with the final third of such options vesting on June 30, 2012. No tax assistance is provided under these grants.
Changes in Fiscal Year 2013
The Company does not anticipate any structural changes to the long-term equity incentive compensation awarded to its executive officers in fiscal year 2013.
Other Employee Benefits
Our named executive officers receive the same employee benefits generally available to all of our full-time U.S employees, including health insurance, dental insurance, and group life and disability insurance. In addition, executives are eligible to participate in our 401(k) plan once they meet eligibility requirements. The Company provides the same 401(k) match offered to all employees of the Company. We do not maintain any deferred compensation plans.
Perquisites and Other Personal Benefits
The Company does not provide its executives with any perquisites or other personal benefits that are not provided to its other employees, except that the Company provides a country club membership to Mr. Spires.
Deductibility of Compensation Expense
Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee considers its primary goal to be the design of compensation programs that further the best interests of the Company and its shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation programs that preserve the tax deductibility of compensation expenses. We believe that the cash bonuses paid to the employees pursuant to the shareholder approved Short-Term Incentive Compensation Plan and the performance-based equity grants made pursuant to the Company's 2010 Stock Plan qualify as performance-based compensation exempt from the $1 million deduction limit. The options granted subsequent to November 2001 under the Company’s Stock Option Plan and Stock Award Plan may not qualify as performance-based compensation as the plans were not approved by Delta Apparel, Inc.’s shareholders. In fiscal year 2012, approximately $0.6 million of the compensation paid to Mr. Humphreys was not deductible by the Company for federal income tax purposes. We believe that in fiscal year 2013 all compensation paid to Mr. Humphreys will be deductible by the Company for federal income tax purposes.
Employment Agreements
The Company competes for executive talent and believes that agreements providing severance and other protections play an important role in attracting and retaining key executives. The Company has entered into employment agreements with all named executive officers and other selected senior executives and key managers.
Robert W. Humphreys, Chairman and Chief Executive Officer, has an employment agreement with Delta Apparel, Inc. dated June 12, 2009, which was amended on August 17, 2011, and amended again on June 6, 2012. Steven E. Cochran, President of Delta Activewear, has an employment agreement with Delta Apparel, Inc. dated October 25, 2010. The remaining executive officers, listed as follows, are parties to employment agreements with Delta Apparel, Inc. dated December 31, 2009.
Deborah H. Merrill, Vice President, Chief Financial Officer and Treasurer
Martha M. Watson, Vice President and Secretary
Kenneth D. Spires, President of M.J. Soffe, LLC
Employment Agreement with Robert W. Humphreys
Mr. Humphreys' agreement provides that he will receive a base annual salary of at least $760,000, subject to upward adjustment at the discretion of the Corporate Governance Committee of the Company’s Board of Directors and confirmed by the full Board of Directors. Mr. Humphreys will participate in the Company’s Short-Term Incentive Compensation Plan with a base of $650,000 during fiscal years 2013, 2014, and 2015, with the maximum payout of $1,500,000 for any single fiscal year. The calculation of Mr. Humphreys’ compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually by the Board of Directors for the other participants in the plan. Mr. Humphreys will also participate in the 2010 Stock Plan.
As set forth in the "Long-Term Incentive Compensation" section, above, in connection with the first amendment to his employment agreement, Mr. Humphreys received 52,000 shares of performance units that were eligible to vest based on the Company's attainment of fiscal year 2012 ROCE targets. Mr. Humphreys did not receive any of these performance units due to the Company's ROCE being below the minimum threshold in fiscal year 2012.
As also set forth in the "Long-Term Incentive Compensation" section, above, in connection with the second amendment to Mr. Humphreys' employment agreement, he received a grant of 156,000 performance units that are eligible to vest in thirds upon the filing of the Company's Form 10-K for each of the Company's fiscal years 2013, 2014 and 2015 based on the Company's one year average ROCE in the applicable fiscal year. A 7% one-year average ROCE will entitle Mr. Humphreys to vest with respect to 52,000 shares, a 3% one-year average ROCE will entitle Mr. Humphreys to vest with respect to 10,400 shares (20% of the target number of shares), and Mr. Humphreys will not vest in any of the shares if the one-year average ROCE is less than 3%. A one-year average ROCE of 12% or more will entitle Mr. Humphreys to vest with respect to 62,400 shares (120% of the target number of shares), which is the maximum number of shares that can be earned under the grant. If the one-year average ROCE is between 3% and 7%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 10,400 shares and 52,000 shares), based on the actual one-year average ROCE. If the one-year average ROCE is between 7% and 12%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 52,000 shares and 62,400 shares), based on the actual one-year average ROCE. Mr. Humphreys will receive shares of Company stock equal to one-half of the value of the aggregate number of any vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units. In the event that Mr. Humphreys is terminated other than for Cause (as defined in the agreement), and subject to satisfaction of the applicable performance criteria, Mr. Humphreys will receive the full award for the fiscal year in which his employment is terminated.
Mr. Humphreys is entitled to receive such perquisites as are provided by the Company from time to time to executives of the Company in comparable positions and such other benefits as are customarily available to executives of the Company.
The agreement requires that Mr. Humphreys give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without cause upon written notice. If the Company terminates Mr. Humphreys’ employment without cause or Mr. Humphreys terminates his employment because of a material breach of the agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay 100% of his Short-Term Incentive Compensation base amount for the fiscal year in which his employment was terminated, and will continue to provide the life, medical, and disability insurance provided to him prior to termination or, if different, the life, medical, and disability insurance provided to other executives during such 12 month period. The agreement provides for 6 months of base salary continuation to Mr. Humphreys’ estate following his death, and provides for base salary and benefits continuation for 6 months following termination of employment because of disability.
If within one year of a Change of Control (as defined in the agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his annual base salary in effect on the termination date, (ii) an amount equal to the full amount of the cash Short-Term Incentive Compensation target during the fiscal year in which the termination occurs, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.
Upon a termination of Mr. Humphreys’ employment, Mr. Humphreys is generally prohibited for twelve months from the date of termination from directly or indirectly competing with the Company by providing to any company that is in a competing business services substantially similar to the services provided by him at the time of termination. A competing business is defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States of America, and Mr. Humphreys’ employment function or affiliation is directly or indirectly in such business of activewear apparel manufacturing or marketing. The agreement also includes non-solicitation provisions that apply to employees, customers and suppliers for a period of two years from expiration of the term of the agreement or termination of employment, as well as non-disclosure and non-disparagement provisions.
The agreement continues until the date of the filing with the Securities and Exchange Commission of the Company’s Form 10-K for fiscal year 2015.
Employment Agreements with other Named Executive Officers
The employment agreements with the other named executive officers are identical except for the employees’ initial job titles and initial base salaries set forth below:

Deborah H. Merrill	Vice President, Chief Financial Officer and Treasurer	$253,000
Martha M. Watson	Vice President and Secretary	$250,000
Steven E. Cochran	President, Delta Activewear	$325,000
Kenneth D. Spires	President, M.J. Soffe, LLC	$310,000
Each agreement entitles the employee to (i) the base salary set forth above (subject to upward adjustment), (ii) participate in the Company’s Short-Term Incentive Compensation Plan, and (iii) receive the fringe benefits provided to executives in comparable positions including vacations and life, medical and disability insurance. The agreements all have terms that expire on December 31, 2012.
If the employee dies during the term of the agreement, we will continue to pay his or her base salary in effect at the time of death to his or her estate for 6 months. If the employee becomes disabled (as defined in the agreement) during the term and his or her employment is terminated, he or she will continue to receive base salary and benefits for a period of 6 months. If the Company terminates the employee’s employment without cause (as defined in the agreement) or the employee terminates employment because the Company has breached the agreement and in each case no change of control (as defined in the agreement) has occurred, then the employee is entitled to receive base salary and incentive compensation ranging from 3 months base salary and 25% of the Short-Term Incentive Plan award for the most recent full fiscal year if the employee was employed for less than one year or up to 12 months base salary and 100% of the Short-Term Incentive Plan award for the most recent full fiscal year if the employee was employed for three or more years, in all cases paid out in equal monthly payments over the period of base salary continuation to the extent permitted under Internal Revenue Code (“IRC”) Section 409A. The Company will also make the employee’s COBRA payments for medical insurance for the applicable payout period unless the employee receives reasonably comparable benefits from another employer.
If within one year after a Change of Control (as defined in the agreement), the employee terminates employment for Good Reason (as defined in the agreement) or the Company terminates the employee’s employment for any reason other than Cause (as defined in the agreement), death or disability, then the employee is entitled to receive an amount equal to one year’s base salary for the fiscal year prior to termination plus the cash incentive compensation received by the employee for the most recent fiscal year. The Company must also provide out-placement assistance and continue coverage under the Company’s various welfare and benefit plans in effect at the time of termination for 12 months.

Each agreement contains an IRC Section 280G “golden parachute payment savings clause” that reduces severance payments if the total amount of payments the employee would receive from the Company would require the Company to report an excess parachute payment. The agreements include non-competition, non-solicitation (with respect to both employees and customers), non-disclosure and non-disparagement provisions.
Compensation Risk Assessment
The Company has assessed the potential risks associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company and believes that our compensation program does not encourage excessive or inappropriate risk taking. For a more detailed discussion of the Company's compensation risk assessment please see the "Corporate Governance" section of this Proxy Statement.

COMPENSATION TABLES
Summary Compensation Table
The following table provides summary information concerning the compensation paid to or earned by our named executive officers for each of the last three completed fiscal years.

							Non-Equity
			Stock		Option		Incentive Plan	All Other
Name and		Salary	Awards		Awards		Compensation	Compensation		Total
Principal Position	Year	($)	($)(1)		($)(2)		($)(3)	($)(4)		($)
Robert W. Humphreys	2012	$733,125	$3,052,920	(5)	$—		$—	$7,812		$3,793,857
Chairman and Chief Executive Officer	2011	$720,000	$—		$—		$835,625	$7,500		$1,563,125
(Principal Executive Officer)	2010	$690,000	$—		$707,700		$735,000	$7,875		$2,140,575

Deborah H. Merrill	2012	$302,500	$466,400	(6)	$—		$—	$7,134		$776,034
Vice President, Chief Financial Officer &	2011	$275,500	$—		$—		$275,550 (9)	$10,340		$561,390
Treasurer (Principal Financial Officer)	2010	$251,083	$—		$235,900	(7)	$153,125	$10,013		$650,121

Martha M. Watson	2012	$273,333	$466,400	(6)	$—		$—	$6,383		$746,116
Vice President & Secretary	2011	$265,000	$—		$—		$133,700	$6,504		$405,204
	2010	$250,000	$—		$235,900	(7)	$210,750	$8,396		$705,046

Steven E. Cochran	2012	$330,833	$466,400	(6)	$—		$—	$43,360	(10)	$840,593
President, Delta Activewear	2011	$222,917	$—		$323,430	(8)	$653,735	$3,792		$1,203,874
	2010	$—	$—		$—		$—	$—		$—

Kenneth D. Spires	2012	$333,365	$466,400	(6)	$—		$—	$9,600		$809,365
President, M.J. Soffe, LLC	2011	$319,231	$—		$—		$175,025	$7,998		$502,254
	2010	$306,154	$—		$235,900	(7)	$95,673	$8,834		$646,561

(1)
Amounts do not reflect compensation actually received by the named executive officer in the fiscal year 2012. Instead, the amounts shown are the aggregate grant date fair value of restricted share units and performance units computed in accordance with FASB ASC Topic 718, and which may be earned in ensuing fiscal years based on service and/or the Company's achievement of performance results. The assumptions used for purposes of the valuation of the stock awards are described more fully in Note 12 in our financial statements in the Form 10-K for the year ended June 30, 2012, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on awards granted in fiscal year 2012.

(2)
Amounts do not reflect compensation actually received by the named executive officer in the fiscal year 2012. Instead, the amounts shown are the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, and which may be earned in ensuing fiscal years based on service and/or the Company's achievement of performance results. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The grants made pursuant to the Company’s Incentive Stock Award Plan include tax assistance that is paid by the Company. The grant date fair value of these awards is increased by 75%, the approximate value of the tax assistance. The assumptions used for purposes of the valuation of the options are described more fully in Note 12 in our financial statements in the Form 10-K for the year ended June 30, 2012, as filed with the SEC.

(3)
This column represents the amounts earned by the named executive officer in fiscal years 2012, 2011 and 2010 pursuant to the Company’s Short-Term Incentive Compensation Plan. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan Compensation column is included in the Grants of Plan-Based Awards table.

(4)
This column represents the matching contributions by the Company to the Company’s 401(k) savings plan. The Company’s named executive officers do not receive perquisites that would exceed an aggregate of $10,000 each.

(5)
The amount shown includes the aggregate grant date fair value of performance unit awards, using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards would be $3,663,504.

(6)
The amount shown includes the aggregate grant date fair value of both restricted share unit and performance unit awards, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards would be $583,000.

(7)
The amount shown includes the aggregate grant date fair value of both service and performance-based awards, with the performance-based awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards would be $283,080.

(8)
The amount shown includes the aggregate grant date fair value of both service and performance-based awards, with the performance-based awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards would be $357,366.

(9)	The amount shown includes $75,000 bonus for meeting target date for corporate refinancing of U.S. and Honduran based debt.

(10)	The amount shown includes $34,493 in temporary living expenses paid to Mr. Cochran in conjunction with a relocation package upon his employment with the Company.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012
The following table provides information regarding grants of cash and stock-based awards made under our Short-Term Incentive Compensation Plan and 2010 Stock Plan during fiscal year 2012. The threshold, target and maximum amounts shown in the table represent the amounts to be paid if the Company's performance meets the respective levels of the applicable performance measures. The performance measures are more fully described in the CD&A section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Securities Underlying Options (3)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (4)
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum
Name	Date	($)	($)	($)(5)		(#)	(#)	(#)		(#)	($/Sh)	($)
Robert W. Humphreys	07/04/11	—	$650,000	$1,500,000	(6)	—	—	—		—	—	—
	08/17/11	—	—	—		10,400	52,000	62,400	(9)	—	$15.96	$829,920
	06/06/12	—	—	—		31,200	156,000	187,200	(10)	—	$14.25	$2,223,000

Deborah H. Merrill	07/04/11	—	$150,000	$375,000	(6)	—	—	—		—	—	—
	07/06/11	—	—	—		—	—	—		13,250	$17.60	$233,200
	07/06/11	—	—	—		—	13,250	19,875	(9)	—	$17.60	$233,200

Martha M. Watson	07/04/11	—	$100,000	$250,000	(6)	—	—	—		—	—	—
	07/06/11	—	—	—		—	—	—		13,250	$17.60	$233,200
	07/06/11	—	—	—		—	13,250	19,875	(9)	—	$17.60	$233,200

Steven E. Cochran	07/04/11	$25,833	$155,000	$387,500	(7)	—	—	—		—	—	—
	07/04/11	—	$25,000	$62,500	(6)	—	—	—		—	—	—
	07/06/11	—	—	—		—	—	—		13,250	$17.60	$233,200
	07/06/11	—	—	—		—	13,250	19,875	(9)	—	$17.60	$233,200

Kenneth D. Spires	07/04/11	$24,583	$147,500	$368,750	(8)	—	—	—		—	—	—
	07/04/11	—	$25,000	$62,500	(6)	—	—	—		—	—	—
	07/06/11	—	—	—		—	—	—		13,250	$17.60	$233,200
	07/06/11	—	—	—		—	13,250	19,875	(9)	—	$17.60	$233,200

(1)	The non-equity incentive plan information represents our 2012 annual incentives under our Short-Term Incentive Compensation Plan.

(2)	The equity incentive plan information includes the grants of performance units made under our 2010 Stock Plan.

(3)	This column includes the restricted share units granted under our 2010 Stock Plan. The restricted share units are convertible on a one-for-one basis to the common stock of Delta Apparel, Inc.

(4)
The aggregate grant date fair value of the grants was computed in accordance with ASC Topic 718. The attainment of target level for the performance-based grants was deemed probable at the date of grant and was therefore used to calculate the aggregate grant date fair value.

(5)
The Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year. In addition, the 2012 annual incentives for both the plan for the Company as a whole and the plan based on the business unit include provisions for a maximum payout of 250%.

(6)	Amount represents the 2012 annual incentives based on the performance of the Company as a whole.

(7)	Amount represents the 2012 annual incentives based on the performance of the Delta Activewear business unit.

(8)	Amount represents the 2012 annual incentives based on the performance of the M.J. Soffe business unit.

(9)
Upon the attainment of performance goals and other terms and conditions specified by the Compensation Committee, the performance units convert on a one-for-one basis to performance shares, payable on a one-for-one basis in the common stock of Delta Apparel, Inc. The performance goals applicable to Mr. Humphreys' August 17, 2011 equity incentive award were not met and he did not receive any of such performance units.

(10)
Upon the attainment of performance goals and other terms and conditions over the course of fiscal years 2013, 2014 and 2015, as specified by the Compensation Committee, one half of the performance units convert on a one-for-one basis to performance shares, payable on a one-for-one basis in the common stock of Delta Apparel, Inc. Mr. Humphreys will also receive a cash payment equal to one-half of the value of the vested performance units, with the value of the performance units determined based on the market price of the common stock of Delta Apparel, Inc.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
The following table provides information concerning unexercised stock-based options and unvested unit awards (including restricted share units and performance units payable in stock) granted to our named executive officers that were outstanding as of June 30, 2012:

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Performance-Based Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Performance-Based Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable	($)
Robert W. Humphreys	62,500	$11.275	07/05/14	—	—	—		—
	250,000	$13.350	07/03/15	—	—	—		—
	—	—	—	—	—	156,000	(4)	$2,130,960

Deborah H. Merrill	2,000	$11.275	07/05/14	—	—	—		—
	12,000	$13.350	07/03/15	—	—	—		—
	30,000	$17.240	07/03/15	—	—	—		—
	40,000	$8.300	02/08/18	—	—	—		—
	—	—	—	13,250	$180,995	13,250	(5)	$180,995

Martha M. Watson	8,000	$11.275	07/05/14	—	—	—		—
	56,000	$13.350	07/03/15	—	—	—		—
	40,000	$8.300	02/08/18	—	—	—		—
	—	—	—	13,250	$180,995	13,250	(5)	$180,995

Steven E. Cochran	25,000	$13.860	02/08/18	—	—	—		—
	—	—	—	13,250	$180,995	13,250	(5)	$180,995

Kenneth D. Spires	14,000	$11.275	07/05/14	—	—	—		—
	70,000	$13.350	07/03/15	—	—	—		—
	40,000	$8.300	02/08/18	—	—	—		—
	—	—	—	13,250	$180,995	13,250	(5)	$180,995

(1)
These stock awards, granted under the 2010 Stock Plan, are restricted stock units. Each restricted stock unit represents the right to receive one share of Delta Apparel, Inc. common stock on the vesting date, which is the day we file our Annual Report on Form 10-K for the year ending June 29, 2013.

(2)
The market value is calculated by multiplying the number of restricted share units by $13.66, the closing price of Delta Apparel, Inc.'s common stock on June 29, 2012 (the last trading day prior to the end of our 2012 fiscal year).

(3)
The market value is calculated by multiplying the target level of the performance units by $13.66, the closing price of Delta Apparel, Inc.'s common stock on June 29, 2012 (the last trading day prior to the end of our 2012 fiscal year).

(4)
In accordance with his employment agreement, Mr. Humphreys received an award granted under the 2010 Stock Plan of 156,000 performance units with one third of such performance units eligible to vest upon the filing of our Annual Report on Form 10-K for each of our fiscal years 2013, 2014 and 2015. With respect to any such performance units that vest, Mr. Humphreys will receive shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units.

(5)
These stock awards, granted under the 2010 Stock Plan, are performance units that are eligible to vest upon the filing of our Annual Report on Form 10-K for the year ending June 29, 2013 if certain performance goals and other terms and conditions specified by the Compensation Committee are attained. Vested performance units convert on a one-for-one basis to performance shares, payable on a one-for-one basis in the common stock of Delta Apparel, Inc.

FISCAL YEAR 2012 OPTION EXERCISES
The following table provides information with respect to stock options exercised by the named executive officers during fiscal year 2012:

	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)
Name	(#)	($)
Robert W. Humphreys	30,000	$826,350
Deborah H. Merrill	20,800	$572,936
Martha M. Watson	20,800	$572,936
Steven E. Cochran	7,280	$200,528
Kenneth D. Spires	20,800	$572,936

(1)
All shares acquired on exercise result from either service-based or performance-based stock option awards which vested in connection with the filing of the Company's Form 10-K for the fiscal year ending July 2, 2011, and which were automatically acquired on exercise on the day of such filing.

(2) The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised. Amount shown includes the approximate tax assistance included on the awards, using a 75% tax gross-up.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following is a summary setting forth potential severance payments and benefits provided for in each named executive officer's employment agreement or other compensation arrangement, assuming termination of employment or change in control occurred on June 30, 2012, the last day of our 2012 fiscal year. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s common stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination.

	Involuntary Termination without Cause	Termination for Change in Control	Change in Control without Termination	Death	Disability
Executive	($)	($)	($)	($)	($)
Robert W. Humphreys
Base Salary	$735,000	$735,000	$—	$367,500	$367,500
Non-Equity Incentive Compensation	650,000	650,000	—	—	—
Equity Options and Awards (1)	—	2,130,960	2,130,960	2,130,960	2,130,960
Insurance Benefits	9,360	9,360	—	—	4,680
Outplacement Services	—	5,000	—	—	—
	$1,394,360	$3,530,320	$2,130,960	$2,498,460	$2,503,140

Deborah H. Merrill
Base Salary	$310,000	$310,000	$—	$155,000	$155,000
Non-Equity Incentive Compensation	200,550	200,550	—	—	—
Equity Options and Awards (1)	—	361,990	361,990	361,990	361,990
Insurance Benefits	2,832	2,832	—	—	1,416
Outplacement Services	—	5,000	—	—	—
	$513,382	$880,372	$361,990	$516,990	$518,406

Martha M. Watson
Base Salary	$275,000	$275,000	$—	$137,500	$137,500
Non-Equity Incentive Compensation	133,700	133,700	—	—	—
Equity Options and Awards (1)	—	361,990	361,990	361,990	361,990
Insurance Benefits	8,880	8,880	—	—	4,440
Outplacement Services	—	5,000	—	—	—
	$417,580	$784,570	$361,990	$499,490	$503,930

Steven E. Cochran
Base Salary	$167,500	$335,000	$—	$167,500	$167,500
Non-Equity Incentive Compensation	326,868	653,736	—	—	—
Equity Options and Awards (1)	—	361,990	361,990	361,990	361,990
Insurance Benefits	4,680	4,680	—	—	4,680
Outplacement Services	—	5,000	—	—	—
	$499,048	$1,360,406	$361,990	$529,490	$534,170

Kenneth D. Spires
Base Salary	$340,000	$340,000	$—	$170,000	$170,000
Non-Equity Incentive Compensation	175,025	175,025	—	—	—
Equity Options and Awards (1)	—	361,990	361,990	361,990	361,990
Insurance Benefits	8,400	8,400	—	—	4,200
Outplacement Services	—	5,000	—	—	—
	$523,425	$890,415	$361,990	$531,990	$536,190

(1)
Amount includes value received under the 2010 Stock Plan. The value of payments are based upon the closing price of the Company common shares on June 30, 2012 multiplied by the number of awards outstanding.

Payments Made Upon Any Termination
Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreements);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k) Plan.
Payments Made Upon Retirement
The Company does not currently offer additional benefits upon retirement other than the benefits available to any employee leaving the Company. The Company's 2010 Stock Plan does not include provisions for vesting based upon retirement.
Payments Made Upon Involuntary Termination for Cause
In the event any named executive officer is terminated for cause (as defined by his or her employment agreement), the executive is not entitled to receive any payments other than those payments identified under the heading “Payments Made Upon Any Termination” above.
Payments Made Upon Involuntary Termination Without Cause
As a result of employment agreements entered into by the Company with the named executive officers, in the event that a named executive officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•
in the case of Mr. Humphreys, twelve months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the target award for the fiscal year in which the termination occurs. In addition, the full award of performance units (granted pursuant to the 2010 Stock Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest subject to the satisfaction of applicable performance criteria;

•
in the case of Ms. Merrill, Ms. Watson and Mr. Spires, twelve months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination;

•
in the case of Mr. Cochran, six months of base salary continuation and payment of non-equity incentive compensation equal to 50% of the award for the most recent full fiscal year prior to termination; and

•
continuation of group life, disability and medical insurance coverage for twelve months in the case of Mr. Humphreys, Ms. Merrill, Ms. Watson and Mr. Spires, and for six months in the case of Mr. Cochran, at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive level employees during such applicable period.

Payments Made Upon a Change in Control
As discussed in detail in the Compensation Discussion and Analysis, the employment agreements, along with the 2010 Stock Plan, contain change in control provisions. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•
in the case of Mr. Humphreys, whether or not termination results from the change in control, all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units. In addition, if termination results from the change in control, twelve months of base salary and payment of non-equity incentive compensation equal to 100% of the target award for the fiscal year in which the termination occurs;

•
in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, whether or not termination results from the change in control, all restrictions on restricted stock units will terminate, and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units and restricted stock units. In addition, if termination results from the change in control, twelve months of base salary and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination; and

•
in the case of termination resulting from the change in control, Mr. Humphreys, Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires receive continuation of group life, disability and medical insurance coverage for twelve months at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive level employees during such applicable period. In addition, outplacement assistance will be provided to the executives.

Payments Made Upon Death or Permanent Disability
In the event of the death or permanent disability of a named executive officer, the executive would receive, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•
in the case of Mr. Humphreys, six months of base salary continuation and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units granted pursuant to the Company’s 2010 Stock Plan;

•
in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, six months of base salary continuation and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all restricted stock units and performance units granted pursuant to the Company’s 2010 Stock Plan; and

•
in the case of Mr. Humphreys, Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, continuation of group life, disability and medical insurance coverage for six months at levels and rates equal to those immediately prior to date of permanent disability or, if different, as provided to other executive level employees during such period.

DIRECTOR COMPENSATION
The Company does not pay any director who is also an employee of the Company or any of its subsidiaries for his or her service as a director.
For fiscal year 2012, non-employee directors received the following compensation:

•	$25,000 annual retainer;

•	a grant of 1,500 shares of Common Stock (Ms. Rudy received 750 shares due to joining the Board in January 2012);

•	in the case of the Audit Committee, a $5,000 annual retainer for the committee chairperson and $3,000 for the committee members;

•	in the case of the Compensation and Corporate Governance Committees, a $3,000 annual retainer for the committee chairpersons and $2,500 for the committee members;

•	up to $5,000 every two-year period for Board of Director education; and

•	reasonable travel expenses to attend meetings.
The following table summarizes the compensation that the Company’s non-employee directors earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
James A. Cochran	$29,500	$20,640	$50,140
Sam P. Cortez	$28,125	$20,640	$48,765
William F. Garrett	$5,875	$20,640	$26,515
Dr. Elizabeth J. Gatewood	$29,500	$20,640	$50,140
Dr. G. Jay Gogue	$27,750	$20,640	$48,390
A. Max Lennon	$6,500	$20,640	$27,140
E. Erwin Maddrey, II	$29,625	$20,640	$50,265
David T. Peterson	$29,625	$20,640	$50,265
Suzanne B. Rudy	$12,500	$10,320	$22,820
Robert E. Staton, Sr.	$29,375	$20,640	$50,015

(1)
Except for Ms. Rudy, who received a pro rata amount of 750 shares of Common Stock because she joined the Board on January 9, 2012, each non-employee director received 1,500 shares of Common Stock upon the filing of the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2012.

For fiscal year 2013, we do not anticipate any changes in the compensation structure applicable to the Company's non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding shares of Common Stock issuable pursuant to equity compensation plans as of June 30, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	309,700	$2.17	330,878
Equity compensation plans not approved by security holders	799,834	$12.22	—
Total	1,109,534	$8.81	330,878

On November 11, 2010, the Company's shareholders approved the Delta Apparel, Inc. 2010 Stock Plan ("2010 Stock Plan"). Upon shareholder approval of the 2010 Stock Plan, no additional awards have been or will be granted under either the Delta Apparel Stock Option Plan ("Option Plan") or the Delta Apparel Incentive Stock Award Plan ("Award Plan"); instead, all stock awards have and will be granted under the 2010 Stock Plan.
Under the 2010 Stock Plan, the Compensation Committee of our Board of Directors has the authority to determine the employees and directors to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and cash awards. The aggregate number of shares of common stock that may be delivered under the 2010 Stock Plan is 500,000 plus any shares of common stock subject to outstanding awards under the Option Plan or Award Plan that are subsequently forfeited or terminated for any reason before being exercised. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. If a participant dies or becomes disabled (as defined in the 2010 Stock Plan) while employed by or serving as a director, all unvested awards become fully vested. The Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
Prior to expiration of the Option Plan, the Compensation Committee of our Board of Directors had the discretion to grant options for up to 2,000,000 shares of common stock to officers and key and middle level executives for the purchase of our stock at prices not less than fifty percent of the fair market value of the shares on the dates of grant, with an exercise term (as determined by the Compensation Committee) not to exceed 10 years.
Under the Award Plan, the Compensation Committee of our Board of Directors had the discretion to grant awards for up to an aggregate maximum of 800,000 shares of our common stock. The Award Plan authorized the Compensation Committee to grant to our officers and key and middle level executives rights to acquire shares at a cash purchase price of $0.01 per share. The Award Plan contained provisions for cash payments equal to the taxes due when the shares vest.

OTHER MATTERS
The firm of Ernst & Young LLP audited the Company’s financial statements for fiscal year 2012 and has served as our independent registered public accounting firm since 2001. The following table presents fees billed for professional audit services rendered by E&Y for the audit of our annual consolidated financial statements for the fiscal years ended June 30, 2012 and July 2, 2011, and fees billed for other services rendered by E&Y with respect to those periods.

	2012	2011
Audit Fees	$843,785	$703,763
Audit-Related Fees	362,950	30,000
All Other Fees	2,115	4,615
Total	$1,208,850	$738,378

Audit Fees—Consists of fees billed for professional services rendered for the audit of our fiscal year 2012 and fiscal year 2011 consolidated annual financial statements, audit of internal control over financial reporting for fiscal years 2012 and 2011, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by E&Y in connection with SEC filings.
Audit-Related Fees—Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” For fiscal year 2011, such fees related to E&Y’s performance of the opening balance sheet audit for TCX, LLC (now merged into M.J. Soffe, LLC). For fiscal year 2012, $352,950 of such fees related to E&Y’s involvement in the recently completed independent investigation by the Audit Committee of our Board of Directors into the fiscal year-end financial closing processes utilized in our Activewear division, which was previously disclosed in connection with the September 12, 2012, Form 12b-25 we filed with the U.S. Securities and Exchange Commission, and $10,000 of such fees related to E&Y’s services provided in connection with the previously disclosed inventory write down taken by the Company in the second quarter of fiscal year 2012.
All Other Fees—For fiscal years 2012 and 2011, the fees were for an annual subscription for E&Y’s web-based accounting research service.
Representatives of E&Y will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Audit Committee’s Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The pre-approval process is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee or management. The Committee has delegated to the Company's Chief Financial Officer the authority to pre-approve non-audit services in an amount of up to $10,000.
The Audit Committee has reviewed the non-audit services provided by E&Y and has determined that the provision of such services is compatible with maintaining E&Y's independence.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent accountants and the performance of the internal audit function. The Audit Committee is comprised entirely of independent directors who meet independence, experience and other qualification requirements of the NYSE MKT Company Guide and SEC requirements. In addition, the Board of Directors has determined that Dr. G. Jay Gogue qualifies as an audit committee financial expert as defined by the SEC.
Management is responsible for the financial reporting process, including the Company's internal control over financial reporting, and for the preparation of the Company's consolidated financial statements, in accordance with generally accepted accounting principles. Our independent accountants are responsible for expressing an opinion on the financial statements and the effectiveness of the Company's internal control over financial reporting, based on an audit conducted in accordance with generally accepted auditing standards. The Committee's responsibility is to oversee and review these processes. The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
The Audit Committee hereby reports as follows:

1.	The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2012.

2.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended June 30, 2012 and the internal controls over financial reporting as of June 30, 2012 with the Company’s management.

3.	The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence from the Company.

In determining Ernst & Young’s independence, the Committee also considered whether the provision of any of the non-audit services provided to the Company is compatible with maintaining their independence. The Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.
Based on our discussions with management, our internal auditors and Ernst & Young, and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended June 30, 2012 be included in the Company's Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Dr. G. Jay Gogue (Chairperson)
James A. Cochran
Sam P. Cortez
Dr. Elizabeth J. Gatewood
E. Erwin Maddrey, II

ADDITIONAL INFORMATION
The 2012 Annual Report contains our fiscal year 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including financial statements and financial statement schedules, but excluding exhibits. The Company will furnish to any shareholder, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC, upon written request to Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, Attention: Deborah H. Merrill, Chief Financial Officer.
By Order of the Board of Directors
/s/ Martha M. Watson
Martha M. Watson
Secretary

Greenville, South Carolina
September 28, 2012

DELTA EST. 1903

DELTA APPAREL, INC.
322 S. MAIN ST.
GREENVILLE, SC 29601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49136-P29768 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA APPAREL, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. To elect a Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James A. Cochran
02) Sam P. Cortez
03) Dr. Elizabeth J. Gatewood
04) Dr. G. Jay Gogue
05) Robert W. Humphreys
06) David T. Peterson
07) Suzanne B. Rudy
08) Robert E. Staton, Sr.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

3. To transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date